Exhibit 99.1


News Release
Public Storage, Inc.
701 Western Avenue
Glendale,  CA  91201-2349
www. publicstorage.com
--------------------------------------------------------------------------------

                                For Release:           Immediately
                                Date:                  November 6, 2003
                                Contact:               Mr. Harvey Lenkin
                                                       (818) 244-8080

Glendale, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced today operating results for the third quarter ending September 30, 2003.

Operating Results for the Quarter Ended September 30, 2003:
-----------------------------------------------------------

Net income for the three months ended September 30, 2003 was $89,747,000 compared to $83,351,000 for the same period in 2002, representing an increase of $6,396,000 or 7.7%. This increase is primarily due to the reduction in losses from discontinued operations combined with increased operations from our newly developed self-storage facilities and containerized storage business. These effects were partially offset by a reduction in our Same Store operating results (as discussed below) and increased depreciation expense resulting primarily from new property additions.

Net income allocable to our regular common shareholders (after allocating net income to our preferred and equity shareholders) was $49,179,000 or $0.39 per common share on a diluted basis (based on 126,802,000 weighted average diluted common equivalent shares) for the three months ended September 30, 2003 compared to $33,160,000 (as restated for the application of EITF Topic D-42) or $0.27 per common share (as restated) on a diluted basis (based on 124,784,000 weighted average diluted common equivalent shares) for the same period in 2002, representing an increase of 44.4% on a per share basis. The increase in net income allocable to common shareholders and earnings per common diluted share is due to the impact of the factors described above with respect to net income, combined with a reduction in the amount of income allocated to our preferred shareholders.

During the three months ended September 30, 2003 and 2002, we allocated $35,193,000 and $37,928,000 of our net income, respectively, to our preferred shareholders based on actual distributions paid. In addition, during the third quarter of 2003, we implemented the Securities and Exchange Commission's clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock". This implementation resulted in an additional allocation of net income to our preferred shareholders for the third quarter of 2002 and a corresponding reduction of net income allocation to our common shareholders totaling $6,888,000. Prior year allocations of net income have been restated to reflect this change. The $6,888,000 additional allocation of net income to our preferred shareholders represents the excess of the redemption amount over the carrying amount of the preferred stock securities that we redeemed during the period.

EITF Topic D-42 provides, among other things, that any excess of (1) the fair value of the consideration transferred to the holders of preferred stock redeemed over (2) the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share. During 2001, 2002 and for the nine months ended September 30, 2003, we redeemed various series of our perpetual preferred stock. Our interpretation of EITF Topic D-42 was that the carrying amount of our preferred stock was equivalent to the liquidation preference as recorded on our balance sheet. Each of the series of preferred stock that were redeemed, were redeemed at the liquidation preference. Accordingly, based upon our interpretation, the fair value of the consideration given at redemption was equivalent to the carrying amount on our balance sheet resulting in no impact to net earnings available to common stockholders in the calculation of earnings per share.

At the July 31, 2003 meeting of the EITF, the Securities and Exchange Commission Observer clarified that for the purposes of applying EITF Topic D-42, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders' equity section those costs were initially classified on issuance. In the case of the Company, issuance costs were recorded as a reduction to Paid-in Capital on our balance sheet at the time the related securities were issued and were not considered as a reduction to the carrying value of the preferred stock at the time of redemption. As indicated above, the clarification and resulting implementation resulted in a $6,888,000 reduction to our reported net income allocable to our common shareholders for the three months ended September 30, 2002.

In addition, during each of the three months ended September 30, 2003 and 2002, we allocated $5,375,000 of our net income to our Equity Stock, Series A shareholders.

Operating Results for the Nine Months Ended September 30, 2003:
---------------------------------------------------------------

Net income for the nine months ended September 30, 2003 was $250,683,000 compared to $251,524,000 for the same period in 2002, representing a decrease of $841,000 or 0.3%. This decrease in net income is primarily a result of a reduction in our Same Store operating results (as discussed below), increased depreciation expense resulting primarily from new property additions, and a decrease in equity in earnings of real estate entities. The decrease in equity in earnings of real estate entities is primarily due to a reduction in our pro rata share of the earnings of PS Business Parks, Inc. ("PSB"), caused primarily by the net impact of a gain on sale offset by an asset impairment charge with respect to impending real estate sales recorded by PSB in the nine months ended September 30, 2003, as compared to a gain on sale recorded by PSB in the nine months ended September 30, 2002. Our net pro rata share of such items recorded by PSB for the nine months ended September 30, 2003 was $453,000 as compared to $2,724,000 in the same period in 2002, representing a decrease of $2,271,000. These decreases were offset partially by improved results of our containerized storage operations, a reduction in losses from discontinued operations, the impact of a loss on sale of real estate assets recorded in the nine months ended September 30, 2002 and lower interest expense resulting primarily from lower average debt balances.

Net income allocable to our regular common shareholders (after allocating net income to our preferred and equity shareholders), was $123,246,000 or $0.98 per common share on a diluted basis (based on 125,987,000 weighted average diluted common equivalent shares) for the nine months ended September 30, 2003 compared to $116,806,000 (as restated for the aforementioned application of EITF Topic D-42) or $0.94 per common share (as restated) on a diluted basis (based on 124,539,000 weighted average diluted common equivalent shares) for the same period in 2002, representing an increase of 4.3% on a per share basis. The increase in net income allocable to common shareholders and diluted earnings per share is due to a reduction in income allocated to our preferred shareholders, as described below, offset partially by a reduction in net income as described above.

During the nine months ended September 30, 2003 and 2002, we allocated $107,914,000 and $111,704,000 of our net income (based on distributions paid), respectively, to our preferred shareholders, representing a decrease of 3.4%. This decrease is due to the redemption of several series of our higher coupon preferred stock in 2002 and 2003, offset partially by the issuance of additional preferred securities throughout 2002. In addition, for the nine months ended September 30, 2003 and 2002, we allocated an additional $3,397,000 and $6,888,000, respectively, in net income to our preferred shareholders relating to the application of EITF Topic D-42. This allocation of net income to our preferred and common shareholders for the nine month periods have been restated to reflect the application of EITF Topic D-42 during the third quarter of 2003.

In addition, during each of the nine months ended September 30, 2003 and 2002, we allocated $16,126,000 of our net income to our Equity Stock, Series A shareholders.


Funds from Operations:
----------------------

Funds from operations was $0.79 per common share on a diluted basis for the three months ended September 30, 2003 as compared to $0.65 (as restated for the application of EITF Topic D-42) for the same period in 2002. Funds from operations was $2.14 per common share on a diluted basis for the nine months ended September 30, 2003 as compared to $2.08 (as restated for the application of EITF Topic D-42) for the same period in 2002.

The application of EITF Topic D-42 during the third quarter of 2003, resulted in a reduction in funds from operations per common share on a diluted basis of $0.06 for both the three and nine months ended September 30, 2002 and a reduction of $0.03 for the nine months ended September 30, 2003 (there was no impact for the three months ended September 30, 2003).

During the third quarter of 2003, based on recent Securities and Exchange Commission guidance, we no longer add back to our net income asset impairment charges relating to our real estate assets as well as our pro-rata share of impairment charges recorded by PS Business Parks, Inc. with respect to its real estate assets in computing funds from operations. This change resulted in a reduction in our funds from operations of $396,000 ($0.00 per common share) for both the three and nine months ended September 30, 2002 and $3,349,000 ($0.02 per common share) for the nine months ended September 30, 2003. There was no impact for the three months ended September 30, 2003 as a result of this change.

The following table provides a summary of the impact of the above-mentioned changes that have occurred during the third quarter of 2003:



                                                             Three months ended                Nine months ended
                                                                September 30,                    September 30,
                                                       ----------------------------------     ---------------------
                                                                              Percentage                               Percentage
                                                       2003         2002        Change         2003          2002        Change
                                                      ----------   ---------- ----------      ---------    ---------   ----------

Funds from operations per common share prior to
    adjustments for the following items........       $    0.79    $   0.71       11.3%       $   2.19     $   2.14         2.3%

Application of EITF Topic D-42.................            -          (0.06)     100.0%          (0.03)       (0.06)       50.0%

Real estate asset impairment charges...........            -           -           -             (0.02)        -              -
                                                      ----------   ---------- ----------      ---------    ---------   ----------
Funds from operations per common share, as
    reported...................................       $    0.79    $   0.65       21.5%       $   2.14     $   2.08         2.9%
                                                      ==========   ========== ==========      =========    =========   ==========



Funds from operations per common share for each of the periods were also negatively impacted by charges relating to the closure of certain containerized storage facilities, as discussed below. These charges resulted in a reduction of funds from operations per common share of $0.01 for both the three and nine months ended September 30, 2003 compared to $0.04 for both the three and nine months ended September 30, 2002.

Funds from operations is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts ("REITs") may be compared. Funds from operations is a supplemental disclosure and it is generally defined as net income before depreciation and extraordinary items and, in the case of the Company, does not include gains or losses on the disposition of real estate assets. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations:
--------------------

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company's overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

These facilities consist of 1,257 self-storage facilities, representing approximately 89% of the 1,411 self-storage facilities in which the Company has an ownership interest (the 1,257 self-storage facilities herein referred to as the "Same Store" facilities). The Same Store facilities have been operated on a stabilized basis under the "Public Storage" name since January 1, 2000 and include 1,225 facilities which are consolidated by the Company and 32 facilities owned by unconsolidated entities in which the Company has an investment.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:



Selected Operating Data for the Same Store                   Three months ended                Nine months ended
-------------------------------------------                     September 30,                    September 30,
Facilities (1,257 Facilities):                        ----------------------------------   ---------------------------
------------------------------
                                                                              Percentage                               Percentage
                                                       2003         2002        Change         2003          2002        Change
                                                      -----------  ---------- ----------   ------------    ----------  ----------
                                                              (Dollar amounts in thousands, except weighted average data)
Rental income:
   Base rental income.............................    $ 195,291    $ 183,032       6.7%       $ 565,422    $ 537,811        5.1%
   Promotional discounts..........................      (12,980)      (5,152)    151.9%         (38,291)     (12,150)     215.2%
                                                      -----------  ---------- ----------   ------------    ----------  ----------
   Adjusted base rental income ...................      182,311      177,880       2.5%         527,131      525,661        0.3%
   Late charges and administrative fees collected.        7,503        6,119      22.6%          21,726       17,338       25.3%
                                                      -----------  ---------- ----------   ------------    ----------  ----------
   Total rental income (a)........................      189,814      183,999       3.2%         548,857      542,999        1.1%

Cost of operations:
     Property taxes...............................       17,156       16,425       4.5%          51,038       48,777        4.6%
     Direct property payroll......................       15,557       13,790      12.8%          46,624       40,733       14.5%
     Cost of managing facilities..................        5,728        5,005      14.4%          16,549       15,458        7.1%
     Advertising and promotion....................        6,199        4,530      36.8%          16,362       11,877       37.8%
     Utilities....................................        4,553        4,472       1.8%          12,992       12,558        3.5%
     Repairs and maintenance......................        4,864        4,127      17.9%          13,735       11,691       17.5%
     Telephone reservation center.................        2,801        2,711       3.3%           7,815        7,534        3.7%
     Property insurance ..........................        2,230        1,461      52.6%           6,405        4,665       37.3%
     Other........................................        4,708        4,231      11.3%          13,796       12,228       12.8%
                                                      -----------  ---------- ----------   ------------    ----------  ----------
   Total cost of operations.......................       63,796       56,752      12.4%         185,316      165,521       12.0%
                                                      -----------  ---------- ----------   ------------    ----------  ----------
Net operating income..............................    $ 126,018    $ 127,247      (1.0)%      $ 363,541    $ 377,478       (3.7)%
                                                      ===========  ========== ==========   ============    ==========  ==========
Gross margin......................................       66.4%        69.2%       (4.0)%         66.2%        69.5%        (4.7)%

Weighted average for the period:
   Square foot occupancy (b)......................       91.9%        85.8%        7.1%          88.6%        85.3%         3.9%
   Realized annual rent per occupied square foot(c)   $  10.88     $  11.37       (4.3)%      $  10.88     $  11.27        (3.5)%

   REVPAR (d).....................................    $  10.00     $   9.76        2.5%       $   9.64     $   9.61         0.3%

 Weighted average at September 30:
   Square foot occupancy..........................                                               91.9%        85.8%         7.1%
   In place annual rent per occupied square foot(e)                                          $   11.77    $   11.84       (0.6)%

   Posted annual rent per square foot (f).........                                           $   12.22    $   11.78         3.7%

Total net rentable square feet (in thousands).....                                              72,912       72,912         0.0%




a) See attached reconciliation of these amounts to the Company's consolidated self-storage revenues and operating expenses.

b) Square foot occupancies represent weighted average levels over the entire period.

c) Realized annual rent per occupied square foot is computed by dividing annualized adjusted base rental income by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due.

d) Annualized revenue per available square foot ("REVPAR") represents annualized adjusted base rental income divided by total available net rentable square feet.

e) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

f) Posted annual rent per square foot represents the rents charged to new tenants without reductions for any promotional discounts.

Same Store results for the three months ended September 30, 2003
----------------------------------------------------------------

During the third quarter of 2003, net operating income for the Same Store facilities decreased 1.0% as compared to the same period in 2002, due to the following:

o Total operating expenses increased 12.4%. This increase is primarily due to increases in direct property payroll, advertising and promotion, property taxes, repairs and maintenance, and property insurance costs. Direct property payroll increased primarily due to increased incentives to property operating personnel as well as increased hours worked. Advertising and promotion increased 36.8% primarily due to an increase in television advertising from $2,152,000 in the third quarter of 2002 to $3,112,000 for the third quarter of 2003.

o The impact of the increase in operating expenses was partially offset by a 2.5% increase in REVPAR from $9.76 per square foot in the third quarter of 2002 to $10.00 for the third quarter of 2003. This was attributable to a 7.1% increase in weighted average occupancy levels from 85.8% in the third quarter of 2002 to 91.9% in the third quarter of 2003, partially offset by a 4.3% decrease in realized annual rent per occupied square foot from $11.37 in the third quarter of 2002 to $10.88 in the third quarter of 2003. The decrease in realized annual rents per occupied square foot is attributable primarily to a significant increase in promotional discounts given to incoming tenants from $5,152,000 for the third quarter of 2002 to $12,980,000 for the third quarter of 2003.

o Net operating income also benefited from a 22.6% increase in late charges and administrative fees collected from $6,119,000 in the third quarter of 2002 to $7,503,000 in the third quarter of 2003.

Same-Store results for the nine months ended September 30, 2003
---------------------------------------------------------------

During the nine months ended September 30, 2003, net operating income for the Same Store facilities decreased 3.7% as compared to the same period in 2002, due to the following:

o Total operating expenses increased 12.0%. This increase is primarily due to increases in direct property payroll, property taxes, advertising and promotion, repairs and maintenance, and property insurance costs. Direct property payroll increased primarily due to increased incentives to property operating personnel as well as increased hours worked. The increase in repairs and maintenance includes a $796,000 increase in snow removal expenses. Property insurance costs increased primarily due to an increase in the company's self-insured portion of its risks.

o The impact of the increase in operating expenses was partially offset by a 0.3% increase in REVPAR from $9.61 per square foot in the nine months ended 2002 to $9.64 in the same period in 2003. This was attributable to a 3.9% increase in weighted average occupancy levels from 85.3% in the nine months ended 2002 to 88.6% in the same period in 2003, partially offset by a 3.5% decrease in realized annual rent per occupied square foot from $11.27 in the nine months ended 2002 to $10.88 in the same period in 2003. The decrease in realized annual rents per occupied square foot is attributable primarily to a significant increase in promotional discounts given to incoming tenants from $12,150,000 for the nine months ended 2002 to $38,291,000 for the same period in 2003.

o Net operating income benefited from a 25.3% increase in late charges and administrative fees collected from $17,338,000 in the nine months ended September 30, 2002 to $21,726,000 in the same period in 2003.

Outlook:
--------

We expect to continue promotional discounting and television advertising at least during the remainder of 2003, though the level of such activities cannot be estimated at this time. The up front costs of these marketing activities, and the increases in discounts, are expected to continue to adversely impact our net operating income during 2003. The following table summarizes additional selected financial data with respect to our Same Store facilities:



                                                            For the three months ended
                                              ------------------------------------------------------
                                                  March 31       June 30      Sept. 30      Dec. 31     Full Year
                                              -------------   -----------   ------------  ----------   ----------

Promotional Discounts (in 000's):
   2002...............................          $   1,116      $  5,882      $  5,152     $  7,990      $ 20,140
   2003...............................          $  11,068      $ 14,243      $ 12,980

Television advertising expense (in 000's):
   2002...............................          $     544      $  1,525      $  2,152     $  4,258      $  8,479
   2003...............................          $   1,699      $  2,928      $  3,112
REVPAR:
   2002...............................               $9.60        $9.48         $9.76        $9.34         $9.55
   2003...............................               $9.31        $9.61        $10.00

Weighted average realized annual rent per occupied square foot for the period:
   2002...............................              $11.48        $10.98        $11.37       $10.98       $11.20
   2003...............................              $10.96        $10.77        $10.88

Weighted average occupancy levels for the period:
   2002...............................               83.6%         86.4%         85.8%        85.1%        85.2%
   2003...............................               84.9%         89.2%         91.9%

Weighted average occupancy at October 31,
   2002...............................                                                       85.7%
   2003...............................                                                       91.7%

Total Promotional discounts during the month of October (in 000's):
   2002...............................                                                      $2,733
   2003...............................                                                      $5,111




As indicated in the above table, the weighted average occupancy level for our Same Store facilities was 91.7% at October 31, 2003 as compared to 85.7% at October 31, 2002, representing an increase of 7.0%. This increase, however, has come at a significant cost; as promotional discounts are expected to be higher in the fourth quarter of 2003 as compared to the fourth quarter of 2002.

Property Development and Acquisitions:
--------------------------------------

During the third quarter of 2003, we opened four newly developed self-storage facilities (263,000 net rentable square feet), at a total cost of approximately $23.8 million.

At September 30, 2003, there are 44 projects that are in construction or are expected to begin construction generally by December 31, 2003, which includes new developments, expansions to existing self-storage facilities and remodeling projects primarily to improve the visual appeal of certain properties. These 44 projects, which will be fully funded by the Company, have total estimated costs of approximately $167.3 million, of which $90.1 million had been spent through September 30, 2003, with opening dates estimated through the next 12 - 24 months. The development of these facilities is subject to contingencies.

No facilities were acquired from third parties during the third quarter of 2003.

Update on Property Dispositions:
--------------------------------

As previously reported, in the first quarter of 2003, management adopted a plan to exit the Knoxville, Tennessee market, a market that the Company does not deem to be strategic. The four self-storage facilities the Company owns in this market were disposed of on July 25, 2003 for aggregate gross proceeds of $11.0 million in transactions intended to qualify as like-kind exchanges for tax purposes. Because the Company financed a substantial part of the buyer's consideration in exchange for a note receivable from the buyer, the sale of these facilities and the corresponding gain on sale of approximately $4.5 million will not be recognized in the Company's financial statements until the buyer has repaid the note receivable. The note receivable was repaid on October 20, 2003 and the Company will recognize the gain in the fourth quarter of 2003.

On October 16, 2003, we sold a self-storage facility located in Perrysburg, Ohio for $2.3 million. A gain of approximately $1.1 million will be recognized from the sale of this property in the fourth quarter of 2003.

The operating results of these facilities, as well as for a commercial facility that was sold in the fourth quarter of 2002, for previous and current periods are reflected in the line item "Discontinued Operations - commercial and self-storage operations" on the Company's income statement.

Containerized Storage Business:
-------------------------------

As previously announced, management adopted a business plan in 2002 that included the closure of 22 non-strategic containerized storage facilities. Impairment charges and closure reserves amounting to $4,791,000 were recorded for the three and nine months ended September 30, 2002 relating to these closures. During 2003, an additional six facilities were identified as non-strategic and scheduled for closure (collectively, these 28 facilities are referred to as the "Closed Facilities") and, accordingly, an asset impairment charge was recorded in the amount of $1,274,000, for the three months ended September 30, 2003. The operations, impairment charges and closure reserves with respect to these Closed Facilities for current and prior periods are included in the Company's income statement in the line-item, "Discontinued Operations - Containerized Storage." As of October 31, 2003, five of the Closed Facilities remained open, however, these facilities are in the process of closing which may take until the early part of the first quarter of 2004 to close.

As previously announced, during 2003 we started to reposition the containerized storage product vis-a-vis our self-storage product. As part of this repositioning, we significantly increased rental rates per customer and delivery rates. The ultimate impact of these actions on our containerized storage occupancies, revenues, and net operating income is uncertain at this time.

Issuance of Preferred Equity:
-----------------------------

As previously announced, in October, 2003, we issued 5,300,000 shares ($132.5 million) of our 6.5% Cumulative Preferred Stock, Series W (NYSE:PSAPrW) at an issuance price of $25.00 per share.

Distributions Declared:
-----------------------

On November 6, 2003, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All of the distributions are payable on December 31, 2003 to shareholders of record as of December 15, 2003.

Third Quarter Conference Call:
------------------------------

A conference call is scheduled for Friday, November 7, 2003, at 9:00 a.m. (PST) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 3042226). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 3042226). An instant replay of the conference call may be accessed through November 14, 2003 by calling (800) 642-1687 and through December 5, 2003 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 3042226.


Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At September 30, 2003, the Company had interests in 1,411 storage facilities.

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, "Risk Factors," and include changes in general economic conditions and in the markets in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-Q for the quarter ended September 30, 2003, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (unaudited)

                                                              For the three months ended           For the nine months ended
                                                                     September 30,                        September 30,
                                                            --------------------------------     --------------------------------
                                                                2003              2002               2003              2002
                                                            ---------------    -------------     --------------     -------------
                                                                           (in thousands, except per share data)
Revenues:
   Rental income:
       Self-storage facilities (a)...................        $    206,856      $    195,907       $    593,345      $    572,588
       Commercial properties (a).....................               2,812             2,894              8,601             8,917
       Containerized storage facilities (a)..........              10,355             8,935             27,713            23,351
       Tenant reinsurance............................               5,755             5,112             16,551            14,843
  Interest and other income..........................               2,847             2,538              7,425             7,005
                                                            ---------------    -------------     --------------     -------------
                                                                  228,625           215,386            653,635           626,704
                                                            ---------------    -------------     --------------     -------------
Expenses:
  Cost of operations:
       Self-storage facilities (a)...................              70,981            62,734            206,655           180,898
       Commercial properties (a).....................               1,253             1,074              3,491             3,272
       Containerized storage facilities (a)..........               6,197             7,043             17,201            16,756
       Tenant reinsurance............................               2,917             2,387              8,631             7,203
   Depreciation and amortization.....................              46,041            44,732            137,657           133,186
   General and administrative........................               4,642             3,968             13,321            12,273
   Interest expense..................................                 296               969              1,121             3,284
                                                            ---------------    -------------     --------------     -------------
                                                                  132,327           122,907            388,077           356,872
                                                            ---------------    -------------     --------------     -------------
   Income before minority interest in income, equity in
      earnings of real estate entities, discontinued
      operations, and gain on disposition of real estate           96,298            92,479            265,558           269,832
                                                            ---------------    -------------     --------------     -------------
Equity in earnings of real estate entities (b).......               5,770             7,483             19,456            23,739
Minority interest in income:
   Preferred partnership interests...................              (6,726)           (6,726)           (20,179)          (20,179)
   Other partnership interests.......................              (4,418)           (4,782)           (12,403)          (13,284)
                                                            ---------------    -------------     --------------     -------------
   Income before discontinued operations and gain on
      disposition of real estate.....................              90,924            88,454            252,432           260,108
   Discontinued operations - containerized storage (a)             (1,377)           (5,248)            (2,977)           (7,308)
   Discontinued operations - commercial and
      self-storage property operations (a)...........                 153               145                421               563
   Gain (loss) on disposition of real estate assets..                  47                 -                807            (1,839)
                                                            ---------------    -------------     --------------     -------------
Net income...........................................        $     89,747      $     83,351       $    250,683      $    251,524
                                                            ===============    =============     ==============     =============
Net income allocation:
----------------------
  Allocable to preferred shareholders:
     Based on distributions paid.....................        $     35,193      $     37,928       $    107,914      $    111,704
     Based on redemptions of preferred stock.........                   -             6,888              3,397             6,888
  Allocable to equity shareholders, Series A.........               5,375             5,375             16,126            16,126
  Allocable to common shareholders...................              49,179            33,160            123,246           116,806
                                                            ---------------    -------------     --------------     -------------
                                                             $     89,747      $     83,351       $    250,683      $    251,524
                                                            ===============    =============     ==============     =============
Per common share:
  Net income per share - Basic.......................              $0.39             $0.27              $0.99             $0.95
                                                            ===============    =============     ==============     =============
  Net income per share - Diluted.....................              $0.39             $0.27              $0.98             $0.94
                                                            ===============    =============     ==============     =============

  Weighted average common shares - Basic (c).........             125,528           123,341            124,740           122,707
                                                            ===============    =============     ==============     =============
  Weighted average common shares - Diluted...........             126,802           124,784            125,987           124,539
                                                            ===============    =============     ==============     =============


(a) The historical operations of a commercial facility that the Company disposed of in the fourth quarter of 2002, four self-storage facilities that the Company entered into a plan to sell in the first quarter of 2003, an additional self-storage facility that the Company entered into a plan to sell in the third quarter of 2003 and 28 containerized storage facilities that the Company has closed or is in the process of closing are classified as Discontinued Operations. Included in Discontinued Operations - Containerized Storage is a $750,000 impairment charge recorded in the second quarter of 2003 with respect to a real estate facility held for sale at September 30, 2003, which was previously used by the discontinued containerized storage operations, as well as $1,274,000 and $4,791,000 in asset impairment and closure liability accruals recorded in the three months ended September 30, 2003 and 2002, respectively.

(b) Included in equity in earnings for the nine months ended September 30, 2003 and 2002 is our net pro rata share of gains on sales of real estate assets and impairment charges. Our net pro rata share of such items recorded by PSB for the nine months ended September 30, 2003 was $453,000 as compared to $2,724,000 in the same period in 2002, representing a decrease of $2,271,000.

(c) The increase in weighted average common shares - basic was due primarily to the net issuance of 1,518,467 shares during 2002 and 2003 in connection with the acquisition of the remaining partnership interests in three entities in which the Company held a partial equity interest, as well as the issuance of an aggregate of 2,678,936 shares during 2002 and 2003 in connection with the exercise of employee stock options.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA

                                                                                        September 30,      December 31,
                                                                                            2003               2002
                                                                                    ------------------   ---------------
                                                                                         (Unaudited)
                                                                                          (in thousands, except share
                                       ASSETS                                                  and per share data)
                                       ------

Cash and cash equivalents.......................................................    $      45,303        $    103,124

Operating real estate facilities:
   Land and buildings, at cost..................................................        5,063,602           4,988,526
   Accumulated depreciation.....................................................       (1,107,744)           (987,546)
                                                                                    ------------------   ---------------
                                                                                        3,955,858           4,000,980
 Construction in process........................................................           90,094              87,516
Land and buildings held for sale, net of accumulated depreciation...............           15,829                   -
Land held for development or sale...............................................           12,236              17,807
                                                                                    ------------------   ---------------
                                                                                        4,074,017           4,106,303
Investment in real estate entities..............................................          335,972             329,679
Goodwill........................................................................           78,204              78,204
Intangible assets, net..........................................................          112,940             117,893
Mortgage notes receivable, including amounts from affiliates....................              914              24,324
Other assets....................................................................           94,895              84,135
                                                                                    ------------------   ---------------
         Total assets...........................................................    $   4,742,245        $  4,843,662
                                                                                    ==================   ===============
                       LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable...................................................................    $      82,032        $    115,867
Accrued and other liabilities...................................................          151,992             129,327
                                                                                    ------------------   ---------------
         Total liabilities......................................................          234,024             245,194

Minority interest - preferred...................................................          285,000             285,000
Minority interest - other.......................................................          143,262             154,499

Commitments and contingencies

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized, 5,758,486 shares issued (in series) and outstanding (9,258,486 at December 31, 2002), at liquidation preference:
         Cumulative Preferred Stock, issued in series...........................        1,729,525           1,817,025
   Common Stock, $0.10 par value, 200,000,000 shares authorized, 125,973,318
     shares issued and outstanding (116,991,455 at December 31, 2002)...........           12,597              11,699
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized,
     8,776.102 shares issued and outstanding at September 30, 2003 and December
     31, 2002...................................................................                -                   -
   Class B Common Stock, $0.10 par value, 7,000,000 shares authorized, no shares
     issued and outstanding (7,000,000 at December 31, 2002)....................                -                 700
   Paid-in capital..............................................................        2,421,624           2,371,194
   Cumulative net income........................................................        2,280,690           2,030,007
   Cumulative distributions paid................................................       (2,364,477)         (2,071,656)
                                                                                    ------------------   ---------------
         Total shareholders' equity.............................................        4,079,959           4,158,969
                                                                                    ------------------   ---------------
              Total liabilities and shareholders' equity........................    $   4,742,245        $  4,843,662
                                                                                    ==================   ===============


                              Public Storage, Inc.

                             Selected Financial Data
                      Computation of Funds from Operations
                                   (Unaudited)

                                                                          For the Three Months Ended     For the Nine Months Ended
                                                                                 September 30,                  September 30,
                                                                         ----------------------------   ---------------------------
                                                                             2003             2002          2003             2002
                                                                         -------------    -----------   -----------     -----------
                                                                                 (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common and Class B
    Common Stock
Net income............................................................    $   89,747      $   83,351    $  250,683      $  251,524
    Depreciation and amortization.....................................        46,041          44,732       137,657         133,186
    Depreciation and amortization included in Discontinued Operations.           432             819         1,292           2,414
    Less - Depreciation with respect to non-real estate assets........        (1,530)         (1,496)       (4,852)         (4,723)
    Depreciation from equity investments..............................         7,215           6,821        20,353          19,717
    Less - our share of PS Business Parks, Inc.'s gain on sale of
       real estate....................................................             -            (879)       (3,052)         (3,120)
    (Gain) loss on sale of real estate assets.........................           (47)              -          (807)           1839
    Minority interest in income.......................................        11,144          11,508        32,582          33,463
                                                                         -------------    -----------   -----------     -----------
Consolidated FFO......................................................       153,002         144,856       433,856         434,300

Allocable to minority interests - preferred partnership interests.....        (6,726)         (6,726)      (20,179)        (20,179)
Allocable to minority interest - other partnership interests .........        (5,925)         (6,542)      (17,143)        (19,582)
                                                                         -------------    -----------   -----------     -----------
FFO allocable to our shareholders.....................................       140,351         131,588       396,534         394,539

    Senior Preferred distributions....................................       (35,193)        (37,928)     (107,914)       (111,704)
    Original issue discount on redeemed preferred shares (d)..........             -          (6,888)       (3,397)         (6,888)
    Equity Stock, Series A distributions..............................        (5,375)         (5,375)      (16,126)        (16,126)
                                                                         -------------    -----------   -----------     -----------
Less: allocations to preferred and equity stock shareholders..........       (40,568)        (50,191)     (127,437)       (134,718)
                                                                         -------------    -----------   -----------     -----------
FFO allocable to Common and Class B Common Stock (a)(d)...............    $   99,783      $   81,397    $  269,097      $  259,821
                                                                         =============    ===========   ===========     ===========

Weighted average shares:
   Regular common shares..............................................       125,528         116,341       124,740         115,777
   Class B common stock...............................................             -           7,000             -           7,000
   Stock option dilution (b)..........................................         1,274           1,443         1,247           1,832
                                                                         -------------    -----------   -----------     -----------
Weighted average common shares for purposes of computing
    fully-diluted FFO per common share................................       126,802         124,784       125,987         124,609
                                                                         =============    ===========   ===========     ===========
FFO per common share (c) (d)..........................................    $     0.79      $     0.65    $     2.14      $     2.08
                                                                         =============    ===========   ===========     ===========



(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt.

(b) The impact of employee options outstanding has decreased in the three and nine months ended September 30, 2003 as compared to the same periods in 2002 due to a decrease in the Company's average stock price (the Company determines the dilutive impact of stock options based upon the treasury stock method), combined with the exercise of employee stock options.

(c) FFO per share was negatively affected by dilution relating to the 76 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 1999. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.03 and $0.04 for the three months ended September 30, 2003 and 2002, respectively, and $0.11 and $0.12 for each of the nine months ended September 30, 2003 and 2002, respectively.

(d) FFO allocable to Common and Class B Common Stock and FFO per common share for the three and nine months ended September 30, 2002 have been restated to reflect the application of the Securities and Exchange Commission's clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The
     Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock".

                              Public Storage, Inc.

                             Selected Financial Data

                 Computation of Funds Available for Distribution

                                   (Unaudited)


                                                                     For the Three Months Ended        For the Nine Months Ended
                                                                            September 30,                    September 30,
                                                                    ----------------------------     ----------------------------
                                                                        2003            2002             2003            2002
                                                                    -------------   ------------     ------------    ------------
                                                                            (Amounts in thousands, except per share data)

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to Common and Class B Common Stock (a)............     $   99,783      $   81,397       $  269,097      $  259,821
Add: Stock option expense.......................................             95              39              294              97
         Restricted stock expense...............................            371               -              371               -
         Impact of application of EITF Topic D-42...............              -           6,888            3,397           6,888
         Real estate impairment charges.........................              -               -              750               -
         Pro rata share of real estate impairment charges from
         PSB....................................................              -             396            2,599             396
Less: Capital expenditures to maintain facilities...............        (10,655)        (10,884)         (20,469)        (23,410)
                                                                    -------------   ------------     ------------    ------------
Funds available for distribution ("FAD") (b)....................     $   89,594      $   77,836       $  256,039      $  243,792
                                                                    =============   ============     ============    ============
Distributions to common and Class B Common shareholders.........     $   56,644      $   55,564       $  168,781      $  165,687
                                                                    =============   ============     ============    ============
 Distribution payout ratio (b)..................................          63.2%           71.4%            65.9%           68.0%
                                                                    =============   ============     ============    ============


---------------------------------

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt.

(b) Funds available for distribution ("FAD") represents Funds from Operations, plus 1) impairment charges with respect to real estate assets, 2) stock option expense, 3) restricted stock expense, 4) income allocated to preferred shareholders for preferred stock redemptions in accordance with EITF Topic D-42, less capital expenditures. Distribution payout ratio is computed by dividing the quarter's distribution paid by FAD. FAD is an analytical measure by which REITs may be compared.

                              Public Storage, Inc.

                             Selected Financial Data

        Reconciliation of Same Store Rental Income and Cost of Operations

              To Consolidated Rental Income and Cost of Operations

                                   (Unaudited)



                                                           For the Three Months Ended    For the Nine Months Ended
                                                                  September 30,                September 30,
                                                           --------------------------    ---------------------------
                                                               2003           2002          2003            2002
                                                           -------------   -----------   ------------   ------------
                                                                            (Amounts in thousands)


Rental income for the 1,257 Same Store facilities.......     $  189,814     $ 183,999     $  548,857    $  542,999
   Less - rental income for Same Store facilities
     accounted for on the equity method of accounting
     (a)................................................         (5,779)       (5,497)       (16,720)      (17,562)
 Less - rental income for five Same Store facilities
     included in discontinued operations (b)............           (504)         (479)        (1,448)       (1,392)
 Add: rental income for other non Same Store facilities
     (c)................................................         23,325        17,884         62,656        48,543
                                                           -------------   -----------   ------------   ------------
   Consolidated self-storage rental income..............     $  206,856     $ 195,907      $ 593,345    $  572,588
                                                           =============   ===========   ============   ============
Cost of operations for the 1,257 Same Store facilities..     $   63,796     $  56,752     $  185,316    $  165,521
   Less - cost of operations for Same Store facilities
     accounted for on the equity method of accounting            (1,656)       (1,483)        (4,883)       (4,709)
     (a) ...............................................
   Less - cost of operations for five Same Store
      facilities included in discontinued operations               (209)         (185)          (603)         (521)
      (b) ..............................................
   Add: cost of operations for other non Same Store
      facilities (c)....................................          9,050         7,650         26,825        20,607
                                                           -------------   ----------    ------------   ------------
    Consolidated self-storage cost of operations........     $   70,981     $  62,734      $ 206,655    $  180,898
                                                           =============   ===========   ============   ============

--------------------

(a) At September 30, 2003, the Company has a noncontrolling ownership interest in 32 of the Same Store facilities, and until January 14, 2002, when the Company acquired the remaining interest it did not own in these facilities, the Company had a noncontrolling ownership interest in 26 of the Same Store facilities. The revenues and cost of operations earned while the Company does not have a controlling ownership interest are not included in the Company's consolidated self-storage rental income and cost of operations. Instead, the Company records its share of the net operating results for these periods in its income statements as "equity in earnings of real estate entities."

(b) The Company sold five of the Same Store facilities. Accordingly, the net operating results of these facilities are included in the Company's income statements as "discontinued operations."

(c) The Company consolidates the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2000 through September 30, 2003, or because the Company acquired these facilities from third parties after January 1, 2000.